UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2020

Bentley Systems, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-39548	95-3936623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

685 Stockton Drive

Exton, PA 19341

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 458-5000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common stock, par value $0.01 per share	BSY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

On November 12, 2020, Bentley Systems, Incorporated (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with certain selling stockholders (the “Selling Stockholders”) and Goldman Sachs & Co. LLC and BofA Securities, Inc., as representatives of the several underwriters named therein (the “Underwriters”), relating to an offering (the “Offering”) of 10,000,000 shares of the Company's Class B common stock, par value $0.01 per share (“Class B Common Stock”), consisting of 8,103,965 shares to be issued and sold by the Company and 1,896,035 shares to be sold by existing stockholders of the Company, pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-250002) at a public offering price of $32.00 per share.

The Company granted the Underwriters a 30-day option from the date of the Underwriting Agreement to purchase from the Company up to 1,500,000 additional shares of Class B Common Stock. On November 13, 2020, the Underwriters exercised in full their 30-day option to purchase 1,500,000 additional shares of Class B Common Stock from the Company.

On November 17, 2020, the Company, the Selling Stockholders and the Underwriters completed the Offering. The Company received net proceeds from the Offering of approximately $295.8 million (net of underwriting discounts and commissions). As described in the prospectus, the Company intends to use the proceeds to repay borrowings outstanding under its credit facilities. The Company did not receive any proceeds from the sale of Class B Common Stock sold by the Selling Stockholders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Bentley Systems, Incorporated
Date: November 17, 2020
	By:	/s/ David R. Shaman
	Name:	David R. Shaman
	Title:	Chief Legal Officer and Corporate Secretary